EXHIBIT 21
SUBSIDIARIES OF AURORA OIL & GAS CORPORATION
Celebration Mining Company (a Washington corporation).
Aurora Energy, Ltd. (a Nevada corporation).
Aurora Operating, LLC (a Michigan limited liability company).
Aurora Antrim North, LLC (a Michigan limited liability company).
Hudson Pipeline & Processing Co., LLC (a Michigan limited liability company).
Aurora Holdings, LLC (a Michigan limited liability company).
Indiana Royalty Trustory, LLC (a Michigan limited liability company).
Bach Services & Manufacturing Company, L.L.C. (a Michigan limited liability company).
Kingsley Development Company, L.L.C. (a Michigan limited liability company).